Exhibit 4.1

THE BANK OF NEW YORK MELLON

NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

2 HANSON PLACE, 12TH FLOOR, BROOKLYN, N.Y. 11217

October 25, 2012

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Smart Trust, Capital Innovations Global Infrastructure & MLP Trust, Series 1

Dear Sirs:

The Bank of New York Mellon is acting as trustee for Smart Trust, Capital Innovations Global Infrastructure & MLP Trust, Series 1 set forth above (the “Trust”). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on October 25, 2012, in accordance with the valuation method set forth in the Trust Indenture and Agreement. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (File No. 333-184203) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

Very truly yours,

      /s/ GERARDO CIPRIANO

Vice President